Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Manning & Napier Fund, Inc. of our report dated February 20, 2018, relating to the financial statements and financial highlights, which appear in Annual Reports of Core Bond Series, Diversified Tax Exempt Series, Equity Income Series, Global Fixed Income Series, High Yield Bond Series, International Series, New York Tax Exempt Series, Ohio Tax Exempt Series, Real Estate Series, Strategic Income Conservative Series, Strategic Income Moderate Series, Unconstrained Bond Series, and the World Opportunities Series on Form N-CSR for the year ended December 31, 2017. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 26, 2018